EXHITBIT 10.1

PRODUCTION AND DISTRIBUTION AGREEMENT

COM’s Manufacture and Sale of Hollister & Blacksmith Branded Soils and Related Matters

This will confirm the terms by which Coast of Maine Organic Products, Inc. (“COM)” will manufacture at its Marion Township, ME production facility (the “Production Facility”) and distribute certain Hollister & Blacksmith (“H&B”) branded Bulk, Bagged Soils, and Fertilizer (the “Products”, as set forth in Exhibit A).

1. Role. H&B appoints COM as its exclusive manufacturer and non-exclusive Distributor of these Products for the US and its territories. Products will be formulated and manufactured in accordance with this agreement and distributed to both existing and prospective H&B Clients (as hereinafter defined) and existing and prospective COM Customers (as hereinafter defined). The grant of rights by H&B is exclusive and COM correspondingly agrees it will not, during the term of this agreement, and for a period of 2 years after termination hereof, produce or sell the Products and/or products with recipes similar to the Products set forth in Exhibit A and defined below, either for itself or under any existing or future private label and/or distribution relationship.

For purposes of this paragraph, a product shall be deemed to be similar if it includes all of the ingredients set forth in Exhibit A and any one component is increased or decreased by fifteen percent (15%) or less by volume.

H&B acknowledges and understands that COM has an existing private label manufacturing and distribution contract with Master Nursery Garden Centers, Inc. (“MNGC”), a co-operative buying association representing over 600 independent Dealers nationally, and that COM may and shall continue to produce and sell both COM and MNGC-brand bagged soils and fertilizers (collectively “COM and MNGC Products”), including but not limited to Stonington Blend, Lobster & Kelp Fertilizer and any new products COM may develop for sale to existing and prospective COM Customers and MNGC members, so long as such COM and MNGC Products are not manufactured exclusively for the medical cannabis market.

For purposes of this Agreement, the term “H&B Clients” means licensed growers of medical cannabis, and the term “COM Customers” means distributors, wholesalers, retailers, growers and end-users of lawn, garden, hydroponic and agricultural products and supplies.

2. Relationship. In all manufacturing and distribution dealings under this agreement COM will act as an independent contractor (and not as agent, representative or any other such relationship of H&B). Nothing in this Agreement affects the geographic area in which, or the customers to whom, COM may sell COM and MNGC-branded products.

3. Products. The Products covered by this Agreement fall within three categories, namely, (1) bulk soils packaged in bulk bags distributed to H&B Clients(“Bulk Soils”), (2) bagged soils packaged in smaller pre-printed poly bags distributed to COM Customers (“Bagged Soils”) and (3) fertilizers, packaged and bulk (“Fertilizers”). The Products will be formulated to H&B specifications (the “Formulation”, as hereafter defined in Exhibit A) and no subsequent material change in the ingredients or Formulation of any Product or its unit sizes or packaging will be made without the mutual consent and written approval of H&B and COM. COM will use all reasonable efforts to produce, inventory and distribute the Products to meet the needs of H&B and will apprise H&B of its sales and inventory levels of the Products on a monthly basis, in detail and format as H&B may reasonably request. We mutually desire a transparent relationship, with continuous exchange of information and ideas, and in furtherance of this agreement to meet at least twice per year for Product review (including possible additions to the line of Products), production and sales planning, and other discussion. Product reviews will include possible new Products, and in this regard it is understood that COM will have a right of first refusal to manufacture and distribute any new soil and/or fertilizer product H&B is interested in for the Territory.

4. Supplies. H&B and COM will each arrange for the provision of the raw materials, printed packaging components and other supplies (the “Supplies”) as required to manufacture the Products and as set forth beneath their respective names as hereafter defined in Exhibit B. H&B and COM further will ensure they meet the specifications and standards mutually agreed upon and more thoroughly described in the Formulation as defined. Each party will pay its own costs to acquire these Supplies and deliver them to the Production Facility in sufficient quantities and on a mutually acceptable schedule.

5. Minimum Annual Sales: The Parties shall use their best efforts to achieve in the first year of this Agreement an annual minimum sales volume for Products, whether sold by H&B or COM, of 1,250 (+/- 15%) cubic yards. Thereafter, the Parties shall be required to meet the following annual minimum sales volumes of Products, whether sold by H&B or COM: 2500 (+/- 15%) cubic yards in year two; 3,750 (+/-15%) cubic yards in year three, and 5,000 (+/-15%) cubic yards in years four and five. Both parties agree to use best efforts to achieve the volumes set forth in this paragraph.

6. Services. COM agrees to arrange for the provision of the following services for the prices set forth in Exhibit C:

A. Handling, unloading and storage of Supplies;

B. Provision of the Supplies for “COM to provide” on Exhibit B;

C. Manufacture of finished Products as per Formulation (as set forth on Exhibit A);

D. Packaging of Products at COM’s Production Facility; and

E. Report Monthly inventory of poly bags to H&B

COM shall also arrange for shipment of finished Products, unless otherwise arranged by the H&B Client or H&B, and shall bill for such shipping services in accordance with Section 8 hereof.

7. Supporting Activities. In the performance of its duties, COM will provide knowledgeable customer service personnel to help answer H&B Client or Dealer questions or help find solutions to problems and provide sales and marketing assistance to H&B Clients and Dealers within reasonable limits and not to exceed 2 hours per week and as assisted by H&B as required.

8. H&B Sales of Products to Its Clients. H&B will price, invoice and collect from H&B Clients supplied Products manufactured by COM. COM will pre-invoice H&B prior to delivery of Product at a wholesale price previously agreed between COM and H&B (the “Bulk Price” as set forth in Exhibit C). H&B further agrees to pay COM in good funds prior to the shipment of Product from COM’s Production Facility. COM reserves the right to request an increase its pricing to H&B (a), if raw materials required for any of the Products and supplied by a third party increase in cost or (b) with no less than sixty (60) days’ advance written notice to H&B, for any reason COM deems appropriate. No such increase in pricing shall be effective without the prior written consent of H&B, which consent shall not be unreasonably withheld, conditioned, delayed or denied. If COM is required to arrange and pay for transportation to the H&B Client and quote a delivered price, it reserves the right to pass on all costs incurred (including but not limited to fuel, drop and LTL surcharges, the cost of COM dispatch, etc.) in the transportation of the product upon the written approval of H&B. All freight charges shall be invoiced to H&B as billed by the carrier, plus 10%. All freight charges shall be approved by H&B in advance and in writing, and such approval shall not be unreasonably withheld, conditioned, delayed or denied. Services, Supplies and Products not specified above (such as, but not limited to, travel to and attendance at recreational and medical marijuana targeted trade shows and other such events, related advertising, booth fees, etc.) will be priced and invoiced separately, per your and our mutual agreement. COM will obtain H&B’s written authorization prior to any such expenditure, which will not be unreasonably withheld, conditioned, delayed or denied.

9. COM Sales of Products to Its Customers; COM will use its best efforts to market the Product to existing and new COM Customers, and shall forward all such sales orders to H&B for billing by H&B directly to the COM Customer. At such time, COM will pre-invoice H&B prior to delivery of Product at the Bulk Price as set forth in Exhibit C. H&B further agrees to pay COM in good funds prior to the shipment of Product from COM’s Production Facility. Services, Supplies and Products not specified above (such as but not limited to travel to and attendance at recreational and medical marijuana targeted trade shows, other such events, related advertising, booth fees, etc.) will be priced and invoiced separately, per your and our mutual agreement. COM will obtain H&B’s authorization prior to any such expenditure, which will not be unreasonably withheld, conditioned, delayed or denied.

10. Product Registration and Organic Listing Requirements. It is understood that some or all Bulk and Bagged Products will be required to be registered with the appropriate state agencies wherever COM sells or intends to sell them. It is also understood that COM and H&B may choose, by mutual consent, to list some or all of these Products as Organic with one or more National or State Organic Listing Agencies (e.g. OMRI, MOFGA, NOFA, etc.). COM shall complete and maintain all such registration, licensing and/or listing requirements on behalf of and in the name of H&B and H&B will have no obligations other than to provide information as required for such applications. Any such disclosures of either or both ingredient suppliers and formulations will be covered by a separately executed Confidentiality Agreements between COM, H&B and the appropriate registration, licensing or listing agency, to the satisfaction of H&B. H&B will pay all related fees for Bulk and Bagged H&B brand Soil registration, licensing and/or listing. H&B or H&B Clients will also be responsible for arranging for and paying for all permits relating to the export of Products to Canada.

11. Testing. From time to time and upon H&B’s written request, COM will provide to H&B finished products for testing and COM data from testing of raw materials provided by COM. H&B and COM will also provide each other raw material and quality testing data as reasonably requested by the other party, Material Safety Data Sheets (MSDS) and specifications for the Supplies each supplies to the Facility.

12. Material and Packaging Inventories. COM will purchase and maintain sufficient inventories of bulk, bagged and unbranded packaging materials as required by the Formulation. H&B will purchase and cause to be delivered to COM H&B branded packaging materials (H&B Inventory) in predetermined quantities and as per a schedule as agreed between the Parties. Please refer to 6 F for reporting details.

13. Forecasts, Purchase Orders & Product Changes.

A.	Forecasts: 90 days prior to the commencement of each calendar quarter, H&B will provide to COM a forecast and purchase orders for anticipated sales in that quarter of Products for shipment to H&B Clients. H&B will also give COM semi-annual updates on non-binding forecasts, to enable COM to plan changes to packaging orders and production schedules to better meet H&G’s requirements.

B.	Winter Inventory. Given COM’s limited production capabilities during the winter months, COM will be required to accumulate sufficient finished Bulk Product inventory in the late fall to supply H&B Clients through the winter. As in paragraph 8 above, these Products will be purchased by H&B as produced and either immediately delivered to H&B Clients who will themselves maintain those winter inventories or pre-paid and held by H&B at a secure warehouse of H&B’s choosing and at H&B’s expense.

14. Laws/Regulations; Registrations. COM will comply with all applicable laws and regulations relating to the manufacture and distribution of products hereunder and upon H&B’s reasonable request will provide H&B with appropriate documentation confirming the same. In this connection:

A.	H&B will provide to COM a list of each state or province in which H&B wishes each Product subject to state or provincial registration requirements to be registered with the cognizant state or provincial authority. COM will manage and H&B will pay for all costs and expenses related to any necessary registration in such states of the existing Products. Any registration costs with respect to any subsequently introduced Product will be borne by H&B.

B.	We recognize the value of “organic” registrations/listings (e.g., OMRI, MOFGA, NOFA, etc.) and wish to secure the same for the Products whenever commercially practical. Once a year (date to be determined by mutual discussions), H&B will provide to COM a list of each certification body with which it wishes each H&B Product to be registered/listed in the name of H&B. COM will manage any such registration/listing process, and the cost thereof will be paid by H&B.

15. Rights, Intellctual Property Ownership and Use. H&B will provide to COM a list of each state or province in which H&B wishes each Product subject to state or provincial registration requirements to be registered with the cognizant state or provincial authority. COM will manage and H&B will pay all costs and expenses related to any necessary registration in such states of the existing Products. Any registration costs with respect to any subsequently introduced Product will be borne by H&B.

The parties acknowledge and agree that, notwithstanding anything to the contrary set forth in this Agreement, COM may adopt and register the assumed name “Fog Island Company” (or a substantially similar name should the proposed assumed name not be approved for registration by the Maine Secretary of State)(the “Assumed Name”) and shall, at COM’s election and in lieu of its corporate name, use the Assumed Name on all product packaging and containers for the Products.

In furtherance of its responsibilities under this agreement, COM and H&B may use, for the duration of the Term of this Agreement, each other’s trademarks, service marks, logos, and other commercial symbols (registered or unregistered) and copyrighted or copyrightable works (collectively, the “Intellectual Property”), to market the Products, subject to COM’s right to require that the Parties use only the Assumed Name and not COM’s corporate name on all product packaging and containers as set forth above and, provided further, that all bags or other containers, and a representative sample of any advertising, press releases or other publicity or other promotional material is in advance of any use or publication submitted to the applicable party for its approval in writing, which approval shall not be unreasonably withheld but which approval may be reasonably conditioned in order to protect such party’s goodwill and its rights in such Intellectual Property. Subject to the foregoing, all Product (including any subsequently added Product) brand names, symbols, bagging and other trade dress, or identifying material of any sort whatsoever will be and remain the property of the respective Parties. The same will apply with respect to Product formulas and, if permitted by applicable law or rules, any registrations, certifications, or the like.

16. Indemnifications. Each party agrees to indemnify the other (and its directors, officers, and employees) against any claims, suits, liabilities, or damages including amounts paid in settlement and legal fees and disbursements(“Claims”) arising out of the indemnifying party’s performance or nonperformance of its obligations hereunder or any violations of applicable laws, rules or regulations. Either party will promptly notify the other of any action or communication that may give rise to an obligation of indemnification under this paragraph. The indemnifying party may control the defense of any Claim; however, no Claim will be settled without the other party’s consent, which consent will not be unreasonably withheld.

17. Insurance. During the Term of this agreement each party must maintain insurance and will cause the other to be named as an additional insured on its commercial general liability policy/ies of insurance, which shall include a products liability endorsement. The limits of such insurance shall not be less than $2,000,000 per claim and in the aggregate. Upon request either party will furnish the other with a certificate(s) of insurance evidencing such coverage. These policies will provide for 60 day written notice to the additional insured party prior to termination or expiration.

18. Term and Termination.

A.	Commencement and Renewal. Our relationship under this agreement will commence upon mutual execution and continue until August 18, 2019 (the “Term”), at which time it will automatically renew annually for an additional five years unless previously terminated by either party upon not less than 120 days prior written notice or unless otherwise terminated in accordance with the terms hereof.
B.	Termination. In addition to any other termination rights set forth in this Agreement, either party may terminate this Agreement upon the occurrence of any of the following events: (i) any breach or default by the other party of any of such defaulting party's covenants or obligations under this Agreement which is not cured within fifteen (15) days after notice thereof; (ii) the bankruptcy, dissolution, termination, insolvency or similar circumstances of the other party; (iii) the other party's attempted assignment or transfer of this Agreement or any of its rights hereunder; (iv) any of the representations and warranties made by the other party in this Agreement were not true in any material respect when made or would not be materially true if made on the date such performance would otherwise be due; or (v) any breach or violation of any law or conviction of a crime.

C.	No Limitation of Rights. The right to terminate this Agreement is in addition to any other right set forth by the law and shall not replace such rights, and the exercise of one or more rights shall not be interpreted as a waiver of any party’s ability to exercise another right(s). The failure by one of the parties to exercise the right to terminate this Agreement shall not be interpreted as a limitation of the right of termination or other subsequent right.

D.	Upon termination by H&B, COM will, at the cost of H&B, ship all remaining H&B Inventory to a destination specified by H&B. H&B will reimburse COM’s costs for all such Inventory of Products and Supplies.

19. Mutual Representations And Warranties.  Each party represents and warrants that (a) it has the power and authority to enter into this Agreement and has taken all necessary corporate action to authorize its performance under this Agreement and to perform hereunder; (b) this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of each such party, enforceable in accordance with its terms; (c) no consent or authorization of, filing with, or notice to any governmental authority is required in connection with its performance under this Agreement; and (d) its entering into this Agreement or performance by it hereunder will not violate any federal, state or local licensing statute or any other applicable statute, law, rule or regulation, or any contractual obligation of such party.  Each party agrees to comply with all applicable laws, rules and regulations in connection with its activities under this Agreement.

20. Entire Agreement. This Agreement and the Exhibits attached hereto sets forth the entire agreement between the parties relating to its subject matter, superseding all prior discussions. No modification or any waiver will be effective unless in writing and signed by the party charged.

21. Confidentiality. Each party will be bound by the Mutual Non-Disclosure Agreement dated February 25th, 2014 and incorporated herein as Exhibit F (the “NDA”).  The parties acknowledge and agree that (i) the Authorized Purpose under the NDA will include the transactions and activities contemplated under this Agreement, (ii) each party’s respective obligations under the NDA will extend throughout the Term of this Agreement and for 5 years thereafter as contemplated in Section 4 of the NDA; and (iii) the NDA shall be governed by and construed in accordance with the laws of the State of Maine, and any and all disputes arising from the NDA shall be heard by courts located in the State of Maine.

22. Notice. Any notice or other communication required or permitted to be given under this Agreement, shall be in writing and shall be effective when actually delivered (in the case of a fax, by a confirmed fax) or five (5) days from the date when deposited in the mail, registered or certified, addressed to the parties at the addresses stated below in this Agreement or such other addresses as either party may designate by written notice to the other. The parties’ respective notice addresses are:

Mr. Anthony Baroud

Chief Technology Officer

3457 Ringsby Court Suite #111

Denver, CO 80216

Mr. Carlos J. Quijano

President

4 Amy Lane

Cumberland Foreside, ME 04110

23. Lawful Performance. Both H&B and COM will abide by all applicable laws and regulations in their activities relating to this Agreement. Either party shall promptly notify the other if it reasonably believes the other party is not fulfilling this obligation

24. Force Majeure. COM and H&B may each be excused from its obligations under the terms of this arrangement to the extent that such obligation is prevented or limited by any reason beyond the reasonable control of the party affected, including governmental actions; natural catastrophes; strikes or labor disputes; failure or reduction of sources of raw materials; power supplies or transportation.

25. Assignment. Except as otherwise provided in this Agreement, neither party shall assign, transfer or sell its rights under this Agreement nor delegate its duties hereunder without the prior written consent of the other party, and any attempt of assignment or delegation shall be void and without effect. Any attempted assignment, transfer or delegation in violation of this Paragraph shall be null and void.

26. Informal Dispute Resolution; Arbitration.  In the case of disputes under this Agreement, the parties shall first attempt in good faith to resolve their dispute informally, or by means of commercial mediation, without the necessity of a formal proceeding.  Any dispute arising in connection with this Agreement which is not resolved using any informal dispute resolution mechanism set forth in this Agreement shall be finally settled under the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  The parties agree that a hearing before the arbitrator shall commence within 30 days after the demand for arbitration is first given.  Any putative arbitrator unable to commence hearing on such a dispute within 30 days shall be disqualified and the parties shall promptly choose an alternate arbitrator capable of commencing a hearing on the dispute within 60 days of the initial demand.  The place of arbitration shall be Portland, Maine.  The arbitrator shall determine the matters in dispute in accordance with the laws of the State of Maine.

27. Exhibits and Schedules. All agreements and schedules set forth in the exhibits are incorporated by reference and made a part hereof as though fully set forth herein.

28. Counterparts. This Agreement may be executed in two or more counterparts, including facsimile copies, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

29. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, excluding rules of conflicts of law.

30. Construction. Each of the parties hereto acknowledges that each party has had sufficient time to seek legal counsel in connection with the preparation and execution of this Agreement and that each party has thoroughly reviewed this Agreement and understands its terms. The rule of construction that a written agreement is construed against the party preparing or drafting such agreement shall specifically not be applicable to the interpretation of this Agreement.

31. Attorneys’ Fees. If any dispute arises in connection with this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements, in addition to any other relief to which it may be entitled.

32. Integration. This writing constitutes the final expression of the parties’ agreement and is a complete and exclusive statement of the terms of this Agreement. The parties expressly agree that the sale and shipment by COM of the Products ordered by H&B shall be exclusively deemed to be subject to the terms and condition hereof, notwithstanding any contrary or additional terms and conditions that may be contained in any purchase order delivered to COM by H&B.

33. Severability. If any provisions of this Agreement, or the application of it to any circumstance, person or place, shall be held by a court or other tribunal of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other circumstances, persons or places shall remain in full force and effect, so as to give effect to the parties’ intentions to the fullest extent possible.

34. This agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

Hollister & Blacksmith, Inc:		Coast of Maine Organiz Products Inc:

By:	/s/ Anthony Baroud	By:	/s/ Carlos Quijano
Name:	Anthony Baroud	Name:	Carlos Quijano
Title:	Chief Technology Officer	Title:	President
Date:	9/19/2014	Date:	9/22/2014